FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
June 21, 2013	(573) 778-1800

SOUTHERN MISSOURI BANCORP AND OZARKS LEGACY COMMUNITY FINANCIAL
ANNOUNCE AGREEMENT TO MERGE

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (NASDAQ: SMBC, “Southern Missouri”), the parent corporation of Southern Bank, and Ozarks Legacy Community Financial, Inc. (“Ozarks Legacy”), the parent corporation of Bank of Thayer, today announced the signing of a definitive merger agreement whereby Southern Missouri will acquire Ozarks Legacy in an all-cash transaction valued at approximately $6.2 million, subject to certain adjustments for transaction expenses and Ozarks Legacy equity at closing.  Southern Bank will also assume approximately $3.7 million in debt outstanding, plus accrued interest.  Additionally, Southern Bank has entered into a definitive merger agreement with the Bank of Thayer whereby Bank of Thayer will be merged into Southern Bank in an all-cash transaction valued at approximately $262,000 for the minority shareholders of Bank of Thayer.

The Bank of Thayer operates four branches in Oregon and Howell counties in south central Missouri.  In West Plains, Missouri, the Bank of Thayer conducts business under the name Howell County Bank.  After the acquisition, the combined company’s total assets will approximate $877 million, with total loans of $656 million and total deposits of $701 million.  The combined company will operate 22 branches in southern Missouri and northeast and north central Arkansas.

“We are very pleased with the opportunity to expand our network into Thayer, West Plains, and Alton, Missouri,” stated Greg Steffens, President and CEO of Southern Missouri.  “We have a business model that has proven successful in meeting the financial needs of borrowers and depositors in communities similar to these, and we look forward to welcoming Bank of Thayer employees and customers to our Southern Bank family.”

Roger Lonon, President and CEO of Bank of Thayer, will remain with the combined entity in the role of Community Bank President for the region.  “Southern Bank is a strong community bank that is community focused, customer service driven, offers the latest in technology and takes pride in providing personalized service to the individual markets they serve.  This merger will allow us to expand our product and service lines, offer convenient locations to our customers throughout southern Missouri and northern Arkansas and increase our lending limits, providing excellent future benefits for our customers,” said Lonon.

Steffens added: “We also believe the transaction makes good sense for Southern Missouri shareholders, as the deal should be immediately accretive to earnings per share, after transaction-related expenses, and should be accretive to tangible book value after three years.”

Southern Missouri and Ozarks Legacy anticipate completion of the transaction in the fourth calendar quarter of 2013, subject to satisfaction of customary closing conditions, including regulatory approval and approvals by the shareholders of Ozarks Legacy and Bank of Thayer.

CrossFirst Advisors acted as financial advisor and Stinson Morrison Hecker LLP served as legal advisor to Ozarks Legacy, while Silver, Freedman & Taff, LLP, served as legal advisor to Southern Missouri.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the requisite regulatory and shareholder approvals for the Company’s pending acquisition of Ozarks Legacy and Bank of Thayer might not be obtained or other conditions to completion of the transaction might not be satisfied or waived; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, including, but not limited to the pending acquisition of Ozarks Legacy and Bank of Thayer, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.